Exhibit 99.1

For Immediate Release

BSD Medical’s Year-to-Date Sales Up 66% from Prior Year

SALT LAKE CITY, Utah July 10, 2008—BSD Medical Corp. (NASDAQ:BSDM) today announced that the company  has filed its third quarter 10-Q report with the Securities and Exchange Commission and has released the following highlights of year-to-date results after three quarters of its fiscal year 2008:

•	Sales were up 66% compared to the prior year
•	Gross margin rose from 41% in the prior year to 63% for the current year
•	Operating expenses decreased, compared to the prior year in spite of increased sales
•	Loss from operations decreased by 34%, compared to the prior year
•	Net cash used in operating activities decreased by 55%, compared to the prior year

A copy of the Company’s 10-Q filing can be obtained at BSD Medical’s website (www.BSDMedical.com) or through other sources.

About BSD Medical Corporation

BSD Medical Corporation designs and produces cancer therapy systems that deliver precision focused microwave and/or RF generated heat to destroy cancer cells and improve the response of cancer to radiation therapy.  Heat treatment of cancer used to improve the effectiveness of radiation therapy (or chemotherapy) is called “hyperthermia therapy.”  The company’s cancer treatment systems have been employed in many clinical trials, and have been used to treat thousands of cancer patients.  BSD Medical currently has one FDA Pre-Market (PMA) approval, and a PMA and a 510(k) submission under review by the U.S. Food and Drug administration.

One of the greatest impediments to better cancer treatment is the radiation resistance of cancer.  When used in combination with radiation therapy, clinical research has demonstrated that hyperthermia therapy can significantly increase cancer control and/or patient survival rates for some forms of cancer.  Clinical research has also shown promising results when using the company’s systems in combination with chemotherapy.  For further information, visit BSD Medical’s company website (above) or the patient website www.treatwithheat.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.